Exhibit 99.01

Valero Energy Partners LP Announces Acquisition of Undivided Interest in the
Red River Pipeline

SAN ANTONIO, January 18, 2017—Valero Partners Wynnewood LLC, an indirect wholly owned subsidiary of Valero Energy Partners LP (NYSE: VLP, “the Partnership”) today announced that it has acquired a 40 percent undivided interest in the Hewitt segment of Plains All American Pipeline, L.P.’s (“Plains”) Red River pipeline for approximately $70 million. The Hewitt segment is a newly constructed 138-mile, 16-inch crude oil pipeline with 150,000 barrels per day of capacity. The purchase also includes a 40 percent undivided interest in two 150,000 shell barrel capacity tanks located at Hewitt Station. The Hewitt segment originates at Plains Marketing L.P.’s Cushing, Oklahoma terminal and ends at Hewitt Station in Hewitt, Oklahoma. The pipeline began supplying crude oil to Valero’s refinery in Ardmore, Oklahoma in January 2017.

The Partnership funded the acquisition with cash on hand.

Concurrent with the acquisition, the Partnership entered into a 10-year throughput agreement with a subsidiary of Valero Energy Corporation (NYSE: VLO). Consistent with the Partnership’s existing portfolio of assets, the agreement includes a minimum volume commitment, a five-year renewal term, and no direct commodity price exposure.

“This third-party transaction fits the Partnership’s growth strategy, where we focus on acquisitions that are strategic to Valero’s core business or that provide third-party revenue,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “It also demonstrates our measured approach to growing the Partnership while preserving our stable, fee-based cash flow profile.”

The Partnership retains a right to participate in any future expansions of the Hewitt segment of the Red River pipeline. Plains will serve as the operator of the pipeline.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined products pipelines, terminals and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States (“U.S.”) that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President–Investor Relations, 210-345-3077
Karen Ngo, Manager–Investor Relations, 210-345-4574

Media:
Lillian Riojas, Director–Media Relations and Communications, 210-345-5002